EXHIBIT 2.1

                    ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT dated this 30th day of May, 1997 by and among MORGAN TIRE & AUTO, INC., a Florida corporation (the
"Purchaser"), ACORN VENTURE CAPITAL CORPORATION, a Delaware corporation (the "Stockholder"), and AUTOMOTIVE INDUSTRIES, INC., a Delaware corporation (the "Seller").

                      W I T N E S S E T H:

     WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, substantially all of the assets and certain of the liabilities of the Seller, pursuant to and in accordance with the terms and conditions of this Agreement; and

     WHEREAS, the Stockholder owns all of the issued and outstanding shares of the capital stock of the Seller and agrees to be jointly and severally liable with the Seller for all of the obligations of the Seller hereunder.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                            ARTICLE I

       SALE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

     1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller's right, title and interest in and to the following assets (collectively, the "Assets"):

          (a)  all trade accounts receivable and other
miscellaneous receivables of the Seller but excluding receivables from the Stockholder and from any officers, directors or affiliates of the Seller or the Stockholder (collectively, the "Intercompany
Receivables");

          (b)  all inventory of the Seller;

          (c)  all fixed assets of the Seller;

          (d) subject to Section 1.8 hereof, all agreements, contracts, leases, license agreements, purchase and sales orders and other executory instruments to which the Seller is a party and which relate to the Seller's business, other than this Agreement and the employment and termination agreements with officers and employees of the Seller (collectively, the "Contracts");

          (e) the real property owned by the Seller located in Gainesville, Georgia;

          (f) the leases of real property leased from third parties by the Seller and used in the conduct of the Seller's business;

          (g) subject to Section 6.5 hereof, all prepaid expenses of the Seller (but excluding any prepaid income taxes);

          (h) all books and records of or maintained exclusively for the Seller's business since June 1, 1996 including but not limited to price lists, mailing lists, customer lists and records, sales order files, personnel records (to the extent related to employees to be hired by the Purchaser) and accounting records;

          (i) subject to Section 6.1 hereof, all guaranties, warranties, indemnities and similar rights in favor of the Seller to the extent related to any Asset;

          (j)  all rights of the Seller to the names "Automotive
Industries", "Jim Martin Tire", "Mott Tire" and "Wall Tire"; and

          (k) all goodwill associated with or attributable to the Seller's business.

     The parties acknowledge and agree that all cash and cash equivalents of the Seller (in bank accounts or otherwise) and all deferred tax assets of the Seller are expressly excluded from this transaction and are not included in the Assets.

     1.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall assume and pay, discharge or perform when due the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

          (a) all long term debt of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 hereof, other than such debt owed to Falken Tire Corporation ("Falken") in excess of Three Hundred Thousand Dollars ($300,000) and notes payable to officers and affiliates of the Seller;

          (b) all regular accounts payable of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section
8.1 hereof, including any indebtedness to Falken up to Three
Hundred Thousand Dollars ($300,000) converted into accounts payable or a ledger balance in connection herewith;

          (c) all accrued expenses of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 hereof;

          (d) all current sales tax payable by the Seller to be set forth on the Closing Date Balance Sheet in accordance with
Section 8.1 hereof;

          (e) all deferred revenue of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 hereof;

          (f) all notes payable of the Seller (including the current portion of the Seller's long term debt) to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 hereof;

          (g) all capitalized lease obligations of the Seller to be set forth on the Closing Date Balance Sheet in accordance with
Section 8.1 hereof;

          (h) subject to Section 1.8 hereof, all liabilities and obligations of the Seller under the Contracts accruing or to be performed from and after the Closing Date; and

          (i) all indemnities, warranties, service or other obligations and liabilities arising out of or relating to goods manufactured or sold or services provided by the Seller on or before the Closing Date.

     The Purchaser does not assume and shall have no liability whatsoever for any liability or obligation of any nature of the Seller other than the Assumed Liabilities.

     1.3 Purchase Price. The Purchaser shall pay the Seller a purchase price equal to the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Purchase Price"). The Purchase Price is subject to adjustment as set forth in Section 8.3 hereof. The Purchase Price shall be payable to the Seller at the Closing by wire transfer of immediately available funds to an account designated by the Seller to the Purchaser.

     1.4 Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the Assets and the Assumed Liabilities as soon as practicable after the Closing Date Balance Sheet is prepared. Each of the Seller, the Stockholder and the Purchaser agrees that it will not take a position that is in any way inconsistent with such allocation on any income tax return, before any government agency charged with the collection of any income tax or in any judicial proceeding.

     1.5 Incentive Purchase Price. The Purchaser shall also pay to the Seller an incentive purchase price (the "Incentive Purchase Price") in an amount equal to one percent (1%) of the aggregate gross sales of all of the Seller's 28 currently existing locations, a list of which is set forth on Schedule 1.5 hereto, for each of the three years beginning June 1, 1997 and ending May 31, 2000 up to a maximum aggregate amount of Five Hundred Thousand Dollars ($500,000). For purposes of this Agreement, "gross sales" shall mean all revenues generated from sales made and services performed less discounts, rebates, credits, refunds and returns during such period. The Purchaser agrees to grant discounts, rebates, credits, refunds and returns in a manner generally consistent with past practice. The Purchaser shall pay the Incentive Purchase Price to the Seller on or before July 15th immediately following the annual period that such Incentive Purchase Price was earned. The Purchaser agrees to provide to the Seller (or the Stockholder, if the Stockholder so elects in writing) on a quarterly basis a statement setting forth the total amount of gross sales generated by such locations during each quarter that the Incentive Purchase Price may be earned. Each statement shall be accompanied by a certificate of an officer of the Purchaser certifying that such statement is accurate and complete. The Seller (or the Stockholder) shall have fifteen (15) days from the date of receipt to verify the accuracy of any gross sales statement. The Seller (or the Stockholder) and the Purchaser shall attempt to promptly resolve any dispute regarding the accuracy of any statement. If the parties are unable to resolve any such dispute within fifteen
(15) days, the matter shall be submitted to binding arbitration using a "big six" accounting firm not otherwise engaged by either the Seller, the Stockholder or the Purchaser (a "CPA Firm"), the cost of which shall be shared equally by the Purchaser and the Seller (or the Stockholder).

     Notwithstanding the foregoing, nothing herein shall preclude the Purchaser from closing any of the locations listed on Schedule
1.5 hereto; provided, however, that in the event the Purchaser closes any of such locations and opens a new location within two miles of such closed location and within three months of such closure, the gross sales generated by such new location shall be included in the calculation of the Incentive Purchase Price and provided, further, that in the event the Purchaser sells all or substantially all of its assets or all or a majority of its outstanding capital stock to an entity not affiliated with or managed by Larry C. Morgan, then the entire unpaid amount of the $500,000 Incentive Purchase Price and any additional Purchase Price owing to the Seller in accordance with Section 8.3 hereof shall become immediately due and payable to the Seller (or the Stockholder, if the Stockholder so elects in writing). In the event the Seller is unable to assign to the Purchaser a lease for any of the locations listed on Schedule 1.5 or provide the operational and economic equivalent (subject to related liabilities) thereof in accordance with Section 1.8 hereof, then the Purchaser shall not be obligated to include in the calculation of the Incentive Purchase Price the gross sales of any new location opened by the Purchaser in replacement thereof, regardless of the time or place of the opening of such new location.

     1.6 Closing. The closing of the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Shumaker, Loop
& Kendrick LLP, 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida on May 30, 1997 but with effect on May 31, 1997 (the "Closing Date"). For purposes hereof, each of the Seller and the Purchaser agree that the Closing shall be deemed to have occurred at 11:59 p.m. on May 31, 1997.

     1.7  Documents Delivered At Closing.  At the Closing:

          (a) the Seller shall deliver or cause to be delivered to the Purchaser the certificates, documents and instruments described in Section 4; and

          (b) the Purchaser shall deliver or cause to be delivered to the Seller (i) the Purchase Price, in the form and manner specified in Section 1.2, and (ii) the certificates, documents and instruments described in Section 5.

     1.8  Nonassignability of Assets.  Subject to the provisions of
Section 4.5, to the extent that the sale, assignment or transfer to the Purchaser of any asset that is intended to be an Asset would require any third party approval and such approval shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment or transfer of any such asset and (i) the asset (and its related liabilities) will not be considered an Asset or an Assumed Liability for the purposes hereof unless and until such approval has been obtained (except with respect to consents to assignments of the properties listed on Schedule 1.5 hereto which properties do constitute Assets and related Assumed Liabilities); (ii) the parties shall use their reasonable best efforts to obtain such approval; and (iii) pending such approval the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to provide the Purchaser with the economic and operational equivalent of the use of such asset and its related liabilities.

                           ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLER
                       AND THE STOCKHOLDER

     2. Representations and Warranties of the Seller and the Stockholder . The Seller and the Stockholder hereby jointly and severally represent and warrant to the Purchaser as follows, except as set forth on the Disclosure Schedule attached hereto and made a part hereof, each of which exception shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder (the "Disclosure Schedule"):

     2.1 Organization and Good Standing. Each of the Seller and the Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its operations or condition (financial or otherwise) except for Florida where the Seller has failed to file an Annual Report due May 1997.

     2.2 Corporate Authority. Each of the Seller and the Stockholder has full corporate power and authority to own and use its property, to carry on its business as now being conducted and to execute, deliver and perform all of its obligations under this Agreement and all other agreements to be executed, delivered and performed by it hereunder. Each of the Seller and the Stockholder has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement (including approval by the Boards of Directors of the Seller and the Stockholder). This Agreement has been duly and validly executed and delivered by the Seller and the Stockholder and constitutes a legal, valid and binding obligation of the Seller and the Stockholder, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and general equity principles.

     2.3 No Conflict; Approvals. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller or the Stockholder or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller or the Stockholder or any of their respective assets or properties is subject, or (ii) except as set forth on the Disclosure Schedule, result in the breach or termination of any provision of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or exercise any remedy under, or require any notice or constitute a breach or default under, any note, bond, indenture, lease, material agreement or other instrument or obligation to which the Seller or the Stockholder is a party or by which any of the assets or properties of the Seller or the Stockholder may be subject, bound or affected. Except as set forth on the Disclosure Schedule, there are no authorizations, consents or approvals of the parties under any material contracts, commitments or understandings to which the Seller or the Stockholder is a party or of any other person (including any public body or authority) required to permit the consummation on the part of the Seller or the Stockholder of the transactions contemplated by this Agreement. Except as set forth on the Disclosure Schedule, neither the Seller nor the Stockholder is a party to any contract or subject to any legal restriction that would prevent or restrict complete fulfillment by the Seller or the Stockholder of all of the terms and conditions of this Agreement or compliance with any of its obligations hereunder.

     2.4 Financial Statements. The Seller has delivered to the Purchaser (a) the audited balance sheet of the Seller as of December 31, 1996 and the related statement of operations and changes in financial position for the fiscal year then ended, including the notes thereto, and (b) the unaudited balance sheet of the Seller as of March 31, 1997 (the "Balance Sheet") and the related statement of operations and changes in financial position for the period then ended, including the notes thereto (collectively the "Financial Statements"). The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied by the Seller according to past practice throughout the periods indicated. The Financial Statements fairly present, in all material respects, the financial condition and the results of operations of the Seller as at the dates and for the periods indicated.

     2.5 Absence of Changes. Since March 31, 1997, there has not been any material adverse change in the business, operations, assets, properties or condition (financial or otherwise) of the Seller and, to the best knowledge, information and belief of the Seller and the Stockholder, no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change. Since March 31, 1997 the Seller has not, except as expressly set forth in the Disclosure Schedule (i) incurred any liability or obligation known to the Seller of any nature (whether accrued, absolute or contingent), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, claim, restriction or charge of any kind except in the ordinary course of business, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business,
(iv) suffered any loss, damage or destruction to any of its assets or properties, whether or not covered by insurance, materially and adversely affecting the Seller, (v) entered into any contract or made any capital expenditure or commitment therefore, except in the ordinary course of business, (vi) declared or paid any dividend or made any distribution on any shares of its capital stock or deeded, purchased or otherwise acquired any shares of its capital stock or granted any option, warrant or other right to purchase or acquire any such shares, (vii) made any bonus payments or profit sharing distributions or payments of any like kind to the Stockholder or the employees, officers or directors of the Seller, (viii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to the Stockholder or any officer, employee, person or entity, (ix) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is materially adverse to the Seller, (x) granted any increase in the rate of wages, salaries, bonuses or other remuneration to any executive employee or other employee, except in the ordinary course of business, (xi) canceled or waived any claims or rights of substantial value, (xii) made any change in any method of business accounting, (xiii) amended its Certificate of Incorporation or By-Laws, or (xiv) agreed, whether or not in writing, to do any of the foregoing. Since March 31, 1997, the Seller has conducted its business in the ordinary and usual course and has used its best efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with vendors, licensors, suppliers, distributors, clients and others having business relationships with the Seller.

     2.6 Books and Records. The books of account and other records of the Seller, all of which have been made available to the Purchaser prior to the Closing, are complete and accurate in all material respects. The Seller does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not under the exclusive ownership and direct control of the Seller (including all means of access thereto and therefrom).

     2.7 Title to the Assets. Except as set forth on the Disclosure Schedule and except with respect to leased property, the Seller has and at the Closing will transfer to the Purchaser good and marketable title, in fee simple in the case of real property, to the tangible Assets and all of the Seller's right and interest in and to the intangible Assets, in each instance free and clear of all encumbrances, liens, charges, claims or other restrictions of any kind or character, except for (i) liens to secure payment of liabilities to be reflected in the Closing Date Balance Sheet in accordance with Section 8.1 hereof, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, or otherwise materially impair the marketability of the Seller's title to such property in the operation of its business and (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and not delinquent and as to which sufficient reserves have been created. The Assets constitute all of the assets necessary for the conduct of the Seller's business in the manner in which it is currently conducted.

     2.8 Real Property. The Disclosure Schedule contains an accurate and complete list of all real property which is owned by the Seller in its operations (the "Owned Real Property"). Except as set forth on the Disclosure Schedule, the Owned Real Property is not subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature and, to the best knowledge, information and belief of the Seller and the Stockholder, all of the buildings, structures and appurtenances situated thereon are in good operating condition and are adequate and suitable for the purposes for which they are presently being used. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violate in any material respect any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroach on any property owned by others; and no condemnation proceeding is pending or, to the best knowledge, information and belief of the Seller and the Stockholder, threatened which would preclude or materially impair the use of any such property by the Seller for the purposes for which it is currently used.

     2.9 Leases. The Disclosure Schedule contains an accurate and complete list and description of certain material terms of all leases to which the Seller is a party as lessee (the "Leases"). Each Lease is in full force and effect, all rents and additional rents due to date on each Lease have been paid, in each case the Seller is in peaceable possession thereunder and is not in material default thereunder and no waiver, indulgence or postponement of the Seller's obligations thereunder has been granted by the lessor, and, except as set forth on the Disclosure Schedule, there exists no event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Seller under any Lease. The Seller has not knowingly violated in any material respect or, except as set forth on the Disclosure Schedule, been given written notice of violation of any of the terms or conditions under any Lease and to the best knowledge, information and belief of the Seller and the Stockholder, all of the material covenants to be performed by any other party under any Lease have been fully performed. The property leased by the Seller is in a state of reasonably good maintenance and repair and is reasonably adequate and suitable for the purposes for which it is presently being used. The parties expressly agree that, for purposes of the Leases with Jim Martin and Patricia Philippe, all obligations thereunder to maintain or repair the premises subject thereto, save painting, are material covenants and terms of such Leases and any failure to so maintain or repair the premises in accordance with the requirements of such Leases are material violations of and material defaults under such Leases.

     2.10 Fixed Assets. The Seller has delivered to the Purchaser a true, correct and complete list, as of May 28, 1997, description and location of the significant items of machinery, equipment, furniture, fixtures, tools, signs, small wares and other items of tangible personal property (excluding inventory) which are owned by the Seller and used or useful in or pertain to the Seller's business or the operation thereof, whether or not reflected on the books of the Seller or in the possession of the Seller and whether or not presently in use (collectively, the "Fixed Assets"). The Fixed Assets are in reasonably good operating condition and repair, subject only to ordinary wear and tear, and are reasonably adequate and suitable for the purposes for which they are currently being used.

     2.11 Contracts. The Disclosure Schedule contains an accurate and complete list of all Contracts (other than the Leases) which
(i) are material to the condition (financial or otherwise), operations, assets or business of the Seller; (ii) involve total annual sales, payments or commitments by the Seller in excess of $15,000; (iii) unless cancelable on 30 or fewer days' notice without any liability, penalty or premium, extend by their terms beyond one year; (iv) are contracts with security holders, directors, officers, employees, agents or consultants, or any affiliates of the foregoing; (v) provide for a discount other than in the ordinary course of business and consistent with past practices; (vi) provide for the future purchase by the Seller of any materials, equipment, services or supplies continuing for a period of more than twelve months from the date of such contract (including periods covered by any option to renew by either party), or provide for a price materially in excess of current market prices or for purchase obligations in excess of normal operating requirements over its remaining term; or (vii) involve any of the following: (A) any borrowings of money or guarantees, endorsements, commitments or other arrangements rendering the Seller liable or responsible (whether directly, contingently or otherwise) for the obligations or any other individual, firm or corporation; (B) any covenants purporting to limit the freedom of the Seller to compete in any line of business in any geographic area, or (C) the performance of which (in accordance with past practices) can reasonably be expected by the Seller to result in a financial loss to the Seller. Complete and correct copies of all such Contracts have been delivered or made available to the Purchaser. All such Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and general equity principles). Except as set forth on the Disclosure Schedule, the Seller is not in violation of any of the material terms of any such Contract, or in material default under any such Contract, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a material violation or a material default by the Seller under any such Contract, nor, to the best knowledge, information and belief of the Seller and the Stockholder are any of the other parties to such Contracts in material violation or material default thereunder.

     2.12 Litigation. There is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before or, to the best knowledge, information and belief of the Seller and the Stockholder, any investigation by any governmental or other instrumentality or agency, pending or, to the best knowledge, information and belief of the Seller and the Stockholder, threatened against or affecting the Seller or any of its properties or rights which could reasonably be expected to (i) materially and adversely affect the right or ability of the Seller to carry on its business as now conducted; (ii) materially and adversely affect the condition, whether financial or otherwise, or properties of the Seller; or (iii) question the validity of this Agreement or any of the transactions contemplated hereby. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a material adverse effect on any of its operations, business practices or on its ability to acquire any property or conduct business in any area, or consummate the transactions contemplated hereby.

     2.13 Taxes.

          (a) The Seller has, since December 31, 1993, filed, or prior to the Closing will file, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns, information returns, forms, reports, declarations and all other tax reports and returns (collectively, "Returns") which are required to be filed by it through the Closing Date. In addition, each Affiliated Group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") and corresponding provisions of state and local law) that has included the Seller since January 1, 1994, has filed all federal, state and local income tax returns ("Consolidated Returns") required to be filed by such Group for each taxable period during which the Seller was a member thereof. Each Return and each Consolidated Return is true, correct and complete and accurately reflects or will fully and accurately reflect all required and appropriate liability for taxes of the Seller and each such Affiliated Group for the periods covered thereby and no Return or Consolidated Return has been amended. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments, including estimated taxes and interest and penalties (collectively, "Taxes"), payable by or due from the Seller have been fully and timely paid or fully provided for in the books and records of the Seller except for such Taxes which are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles consistently applied) have been provided in the Balance Sheet or which are disclosed in the Disclosure Schedule. All income Taxes payable and due by each Affiliated Group have been fully paid or fully provided for in the books and records of such Affiliated Group. The Seller (and, in the case of any Consolidated Return, its Affiliated Group) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the filing of any Return or Consolidated Return or the payment of any Tax assessment or deficiency. Notwithstanding the foregoing, the parties acknowledge that the representations and warranties contained in this subsection (a) are not being made in respect of ServiceMax Tire & Auto Centers, Inc. or ServiceMax Tire and Auto Centers of Michigan, Inc.

          (b) All deficiencies proposed as a result of any audits conducted of the Returns of the Seller by the Internal Revenue Service or relevant state or local tax authorities have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings and are disclosed on the Disclosure Schedule. No examination, audit or inquiry of any Return, federal, state or otherwise, of the Seller or of any Consolidated Return is currently in progress and neither the Seller nor any Affiliated Group has received notice of intent to commence any examination, audit or inquiry of any such Return from any taxing authority.

          (c) The charges, accruals, and reserves with respect to Taxes on the Balance Sheet and the books and records of the Seller are adequate (determined in accordance with generally accepted accounting principles consistently applied) and are at least equal to the Seller's liability for Taxes (other than for Taxes reflected on a Consolidated Return). There exists no proposed tax assessment against the Seller except as disclosed in the Balance Sheet. All Taxes that the Seller is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority.

     2.14 Liabilities. Except as set forth in the Disclosure Schedule, the Seller has no material liabilities or obligations of any nature known by the Seller or the Stockholder (whether absolute, accrued or contingent) except for liabilities or obligations adequately reflected or reserved against in the Balance Sheet, current liabilities incurred subsequent to March 31, 1997 in the ordinary course of business to the extent such liabilities are reflected on the Seller's books and records and liabilities and obligations arising out of any Contract to which the Seller is a party which was entered into in the ordinary course of business. All trade accounts payable of the Seller set forth on the Balance Sheet reflect, and to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 hereof will reflect, obligations actually incurred. Substantially all of the trade payables to be reflected on the Closing Date Balance Sheet in accordance with Section 8.1 will not be more than thirty (30) days past due. Except as set forth in the Disclosure Schedule, the Seller is not in default in any material respect under the terms or conditions of any indebtedness for which it is obligated directly, indirectly or as an endorser thereof. To the best knowledge, information and belief of the Seller and the Stockholder, the holders and payees of any and all of the Seller's liabilities comprising a portion of the Assumed Liabilities, material or otherwise, will not accelerate or demand payment from the Seller of any such liabilities as a result of the consummation of the transactions herein described, except as set forth in the Disclosure Schedule.

     2.15 Insurance. Set forth in the Disclosure Schedule is a true and complete list of all insurance policies which the Seller maintains with respect to its business, properties, officers, directors and employees together with the name of the insurer, the type and amount of coverage, annual premium and deductible amounts and the expiration dates therefor. All such policies are in full force and effect and accurate and complete copies thereof have been delivered to the Purchaser. The Seller has paid all premiums due and has otherwise performed all of its material obligations under such policies and there currently exists no right of termination or refusal of coverage on the part of the insurance carriers as a result of any prior default on the part of the Seller. Such policies will continue in full force and effect through the consummation of this transaction and do not provide for any retrospective premium adjustment or other experience based liability on the part of the Seller.

     2.16 Intellectual Properties. The Disclosure Schedule lists all patents, unpatented inventions, software, trademarks, trade names, service marks, copyrights and all registrations and applications therefor and licenses thereto owned or used by the Seller in the operation of its business (collectively the "Intellectual Property"). The Intellectual Property owned by the Seller is owned free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever. The Seller has the right to use the Intellectual Property in the operation of its business without payment to a third party. No Intellectual Property infringes or, to the best knowledge, information and belief of the Seller and the Stockholder, is infringed upon by any rights of third parties or, to the best knowledge, information and belief of the Seller and the Stockholder, is involved in any opposition, invalidation or cancellation action. The Intellectual Property is sufficient for the operation of the Seller's business as currently conducted.

     2.17 Compliance with Laws. The Seller is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, orders, judgments and decrees of each and every jurisdiction applicable to the Seller. Neither the Seller nor the Stockholder has received any notice or other communication from any governmental authority or agency regarding any actual, alleged or potential violation of, or failure to comply with, any law, rule, regulation, ordinance, order, judgment or decree and, to the best knowledge, information and belief of the Seller and the Stockholder, there does not exist any reasonable basis for any claim of material default under or material violation of any such law, rule, regulation, ordinance, order, judgment or decree.

     2.18 Inventory. The inventory of the Seller have been acquired and maintained in the ordinary course of business and consist of a quality and quantity usable or saleable in the ordinary course of the Seller's business except that all obsolete inventory, defined by the respective manufacturers as noncurrent inventory, has either been reserved for on the Balance Sheet (or, if after the date thereof, on the Seller's books and records) or written down to net realizable value in accordance with generally accepted accounting principles consistently applied. The Seller is not under any liability or obligation with respect to the return of any inventory in the possession of any third party. All inventories not written off or written down have been valued at the lower of weighted average cost or market value.

     2.19 Accounts Receivable. All of the accounts receivable (other than Intercompany Receivables) (the "Accounts Receivable") due or recorded in the records and books of account of the Seller as being due to the Seller represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable will be as of the Closing Date current and collectible at their recorded amounts, except to the extent of the reserves to be shown in the Closing Date Balance Sheet in accordance with Section 8.1 hereof. The reserves set forth on the Balance Sheet and the books and records of the Seller for periods subsequent to March 31, 1997 are adequate and established in accordance with generally accepted accounting principles consistently applied. None of the Accounts Receivable are on the date hereof subject to any counterclaim or set-off. There has been no material adverse change since March 31, 1997 in the amount of Accounts Receivable, or the reserves with respect thereto, from that reflected in the Balance Sheet.

     2.20 Employees.

          (a) The Disclosure Schedule sets forth as of May 24, 1997 an accurate and complete list of all officers and employees of the Seller showing as to each the nature of the officer's or employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days and sick leave and eligibility to participate in any of the Seller's pension, retirement, profit sharing, deferred compensation, stock bonus, stock option, stock ownership, insurance, medical or any other employee benefit plan.

          (b) To the best knowledge, information and belief of the Seller and the Stockholder, no employee of the Seller who is to be hired by the Purchaser is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, that in any way adversely affects (i) the performance of his or her duties as an employee of the Seller, (ii) the ability of the Seller to conduct its business or (iii) the consummation of the transactions contemplated by this Agreement.

     2.21 Employment Relations. To the best knowledge, information and belief of the Seller and the Stockholder (a) the Seller is in substantial compliance with all federal, state, local, foreign or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice or discrimination which would result in a material adverse effect on the Seller; (b) no unfair labor practice or discrimination complaint against the Seller is pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental body; (c) there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Seller; (d) no representation question exists respecting the employees of the Seller; (e) no formal labor grievance against the Seller is currently outstanding, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by the Seller; and (g) the Seller has not experienced any material labor difficulty since December 31, 1993. There has not been, and to the best knowledge, information and belief of the Seller and the Stockholder, there will not be, any material adverse change in relations with employees of the Seller as a result of any announcement of the transactions contemplated by this Agreement.

     2.22 Employee Benefit Plans:

          (a) List of Plans. Set forth in the Disclosure Schedule is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, currently maintained or contributed to by the Seller.

          (b) Status of Plans. The Seller does not maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. The Seller has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of the Seller or of any entity treated as a single employer with the Seller under Section 414 of the Code (an "ERISA Affiliate") or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Sections 4062(f), 4063 of 4064 of ERISA, and neither the Seller nor the Stockholder knows of any facts or circumstances which could reasonably be expected to give rise to any liability of the Seller to the PBGC under Title IV of ERISA which could reasonably be expected to result in any claims being made against the Purchaser by the PBGC. The Seller is not a party to any pension plan that is a "multi-employer plan" (within the meaning of Section 4001(a)(3) of ERISA) and has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability), within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a multi-employer plan and no event has occurred, and, to the best knowledge, information and belief of the Seller and the Stockholder, there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multi-employer plan which could result in any liability to a multi-employer plan.

          (c) Contributions. The Seller has made all payments and contributions which the Seller is required to make and which are currently due with respect to all Employee Benefit Plans in accordance with applicable law, the terms of the Employee Benefit Plans or any agreement relating to any Employee Benefit Plan to which the Seller is a party as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Seller has made adequate provisions for reserves required to be reflected in accordance with generally accepted accounting principles consistently applied in the Balance Sheet to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as set forth in the documents evidencing such Plans and have not been materially increased subsequent to the date as of which documents have been provided. No contributions have been made nor are any contributions contemplated to be made to any Employee Benefit Plan for the period subsequent to March 31, 1997 except for regular premiums paid and payable on group life, health and disability plans and except as set forth in the Disclosure Schedule.

          (d) Tax Qualification. Each Employee Benefit Plan required to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and neither the Seller nor the Stockholder is aware of any facts or circumstances that have occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

          (e) Transactions. No "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) and no "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and the Seller and each ERISA Affiliate has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code, nor has any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

          (f) Documents. The Seller has delivered or caused to be delivered to the Purchaser and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service Determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and (ii) completed Form 5500 for each of the last two fiscal years for each Employee Benefit Plan with respect to which such Forms were required to be filed and will provide when completed Form 5500 for the most recently completed fiscal year for each Employee Benefit Plan required to file such form.

     2.23 Environmental Matters. Except as set forth in the Disclosure Schedule:

          (a) As used herein the following terms shall have the following meanings:

     "Hazardous Material" means any substance:

     (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

     (ii) which is defined as a "solid waste," "hazardous waste," "hazardous substance," "pollutant" or "contaminant" under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability
Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or

     (iii) the presence of which, under any applicable statute, regulation, ordinance, order or common law interpreting any of the foregoing, poses a hazard to the health or safety of persons on or about the Property; or

     (iv) which contains petroleum, including crude oil or any fraction thereof.

     "Off-Site Location" shall mean any site or facility to which Hazardous Material generated on the Property prior to the Closing
Date was transported for recycling, reuse, treatment, storage or disposal.

     "Environmental Requirements" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.

     "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of:

     (i)  the existence prior to the Closing Date of Hazardous
Material upon, about, beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property; or

     (ii) the release or threatened release of Hazardous Material upon, about, beneath Off-Site Locations or the existence of a violation of Environmental Requirements pertaining to the Off-Site Location for which the Seller or the Seller is a potentially responsible party regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property.

     "Property" means all real property owned, leased or used by the Seller.

          (b) Except as set forth on the Disclosure Schedule, neither the Seller nor the Stockholder has, in violation of any Environmental Requirement, engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, nor, to the best knowledge, information and belief of the Seller and the Stockholder, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about the Property, nor, to the best knowledge, information and belief of the Seller and the Stockholder, have any Hazardous Materials migrated from the Property upon or beneath other properties, nor, to the best knowledge, information and belief of the Seller and the Stockholder, have any Hazardous Materials migrated or threatened to migrate from other properties upon, about or beneath the Property.

          (c) Except as set forth on the Disclosure Schedule, for so long as the Seller has owned or used the Property, the use, maintenance and operation of the Property, and all activities and conduct of business related thereto, have at all times complied in all material respects with all Environmental Requirements.

          (d) Neither the Seller nor the Stockholder has received written notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, nor notice or other communication concerning alleged liability for Environmental Damages both in connection with the Property and in connection with an Off-Site Location and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or, to the best knowledge, information and belief of the Seller and the Stockholder, threatened, relating to the ownership, use, maintenance or operation of the Property or Off-Site Location by any person, or from alleged violation of Environmental Requirements, or from the suspected presence of Hazardous Material on the Property.

          (e) Except as set forth on the Disclosure Schedule, for so long as the Seller has owned or used the Property, no Hazardous Material has been generated at the Property and transported to an Off-Site Location.

          (f) Underground tanks located on the Property currently are being and to the best knowledge, information and belief of the Seller and the Stockholder always have been operated in compliance in all material respects with all applicable Environmental
Requirements.

          (g) If either the Seller or the Stockholder shall become aware of or receive written notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability of either the Seller or the Stockholder for Environmental Damages in connection with the Property or an Off-site Location or past or present activities of any person thereon, including but not limited to written notice or other communication concerning any actual or threatened investigation, inquiry, lawsuit, claim, citation, directive, summons, proceedings, complaint, notice, order, writ, or injunction, relating to same, then the Seller or the Stockholder shall deliver to the Purchaser, within ten days of the receipt of such notice or communication by the Seller or the Stockholder, a written description of said violation, liability or actual or threatened event or condition, together with copies of any documents evidencing same. Receipt of such notice shall not be deemed (in and of itself) to create any obligation on the part of the Purchaser to defend or otherwise respond to any such notification.

     2.24 Bank Accounts, Powers of Attorney. Set forth in the Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which the Seller has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Seller and a summary statement of the terms thereof.

     2.25 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Seller or the Stockholder other than Ron Manganiello is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein. All fees payable to Ron Manganiello in connection with this transaction shall be paid by the Stockholder.

     2.26 Copies of Documents. The Seller has made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Agreement or in the Disclosure Schedule.

     2.27 Related Transactions.   Neither the Stockholder nor the
Seller nor to the best of their knowledge, information and belief any officer, director, employee or affiliate of the Stockholder or the Seller currently has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Seller's business or owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person or entity that (i) has business dealings or a material financial interest in any transaction with the Seller (other than business dealings or transactions conducted in the ordinary course of business with the Seller at substantially prevailing market prices and on substantially prevailing market terms), or (ii) is engaged in competition with the Seller with respect to any line of the products or services of the Seller in any market presently served by the Seller. Except as set forth in the Disclosure Schedule, neither the Stockholder nor any of its or the Seller's officers, directors, employees or affiliates is a party to any Contract with, or has any claim or right against the Seller, other than (i) employment contracts between the Seller and its officers and employees and (ii) intercompany payables and receivables between the Seller and the Stockholder or between the Seller and any of its employees and officers.

     2.28 Disclosure. No representation or warranty of the Seller and the Stockholder in this Agreement, and no statement in the Disclosure Schedule or any certificate delivered in accordance with the terms hereof by the Seller or any of its officers contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which made, in order to make the statements contained herein or therein not misleading.

                           ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     3.   Representations and Warranties of the Purchaser.  The
Purchaser hereby represents and warrants to the Seller and the Stockholder as follows:

     3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

     3.2 Corporate Authority. The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements to be executed, delivered and performed by the Purchaser hereunder; the execution, delivery and performance of this Agreement has been duly authorized and approved by all required corporate action of the Purchaser; and this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and general equity principles.

     3.3 No Conflict; Authorization. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or By-laws of the Purchaser or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Purchaser or any of its assets or properties is subject or any material contract or agreement to which it is a party. No authorization, consent or approval of any public body or authority or any third party is necessary to permit the consummation of the transactions contemplated by this Agreement.

     3.4 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser other than Tucker Anthony Inc. is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein. All fees payable to Tucker Anthony Inc. in connection with this transaction shall be paid by the Purchaser.

                           ARTICLE IV

            CONDITIONS TO THE PURCHASER'S OBLIGATIONS

     4. Conditions to the Purchaser's Obligations. The Purchaser's obligation to purchase the Assets, assume the Assumed Liabilities and take the other actions required to be taken by the Purchaser at the Closing is conditional upon receipt by the Purchaser of all the documents required to be delivered by the Seller pursuant to this Article 4, and compliance by the Seller with all of the terms of this Article 4, unless any such condition shall have been waived by the Purchaser in its sole discretion in writing.

     4.1 Transfer Documents. The Seller shall have delivered to the Purchaser bills of sale, assignments and other appropriate documents of transfer, including a Warranty Deed with respect to the Owned Real Property, in form and substance reasonably satisfactory to the Purchaser, transferring the Assets to the Purchaser.

     4.2 Good Standing and Tax Certificates. The Seller shall have delivered to the Purchaser (a) a copy of the Seller's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware, (b) certificates from the Secretary of State of Delaware to the effect that the Seller and the Stockholder are in good standing in such jurisdiction and (c) a certificate from the Secretary of State or other appropriate official in each state in which the Seller is qualified to do business to the effect that the Seller is in good standing in such state. All such certificates shall be dated not more than 15 days prior to the Closing Date. In the event any certificates required by this Section 4.2(c) are not delivered to the Purchaser on or before the Closing Date, the Seller agrees to deliver such certificates to the Purchaser as promptly as practicable after the Closing. The Seller agrees to file an Annual Report in Florida as promptly as practicable after the Closing.

     4.3 Performance of Agreements. Each and all of the agreements of the Seller and the Stockholder to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the President of the Seller and the President of the Stockholder shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     4.4 No Litigation Threatened. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of the Seller and the Stockholder, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby or which would have a material adverse effect on the Seller. The President of the Seller and the President of the Stockholder shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     4.5 Approvals and Consents. Consents of the third parties to the assignment to the Purchaser of all material Contracts for which such consents are required under the terms thereof shall have been received by the Purchaser and the Seller shall have expended reasonable best efforts to obtain all other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement.

                            ARTICLE V

             CONDITIONS TO THE SELLER'S OBLIGATIONS

     5. Conditions to the Seller's Obligations. The Seller's obligation to sell the Assets, assign the Assume Liabilities and take the other actions required to be taken by the Seller at the Closing is conditional upon receipt by the Seller of the Purchase Price at the Closing, receipt of all of the documents required to be delivered by the Purchaser pursuant to this Article 5 and compliance by the Purchaser with all of the terms of this Article 5, unless any such condition shall have been waived by the Seller in its sole discretion in writing.

     5.1 Assumption Agreement. The Purchaser shall have delivered to the Seller an Assumption Agreement, in form and substance reasonably satisfactory to the Seller, pursuant to which the Assumed Liabilities are assumed by the Purchaser.

     5.2 Good Standing Certificate. The Purchaser shall have delivered to the Seller a certificate from the Secretary of State of Florida to the effect that the Purchaser is in good standing in such jurisdiction. Such certificate shall be dated not more than 15 days prior to the Closing Date.

     5.3 Performance of Agreements. Each and all of the agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Chief Executive Officer of the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, to such effect.

     5.4 No Litigation Threatened. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of the Purchaser, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. The Chief Executive Officer of the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, to such effect.

                           ARTICLE VI

                            COVENANTS

     6.1 Seller Guarantees. The Purchaser shall use reasonable best efforts to obtain complete releases of all the guarantees made and the letter of credit obtained by the Stockholder in respect of obligations of the Seller as set forth in the Disclosure Schedule (the "Guarantees"). The Purchaser further agrees that, within thirty (30) days from the Closing Date, it shall (i) obtain a complete release and discharge of the Stockholder's obligations to Falken on the portion of the liability to Falken that is an Assumed Liability and (ii) replace the Stockholder's pledge of a certificate of deposit in the principal amount of One Hundred Thousand Dollars ($100,000) to Prime Leasing Inc. and obtain a release of such pledge for the benefit of the Stockholder. The Seller shall cooperate with the Purchaser in obtaining such releases. The Purchaser agrees to indemnify, defend and hold each of the Stockholder and the Seller harmless from and against any Losses (as defined in Section 9.2(a) hereof) it may incur after the Closing Date as a result of or in connection with such Guarantees.

     6.2 Further Assurances. From time to time after the Closing and without further consideration from the Purchaser, the Seller and the Stockholder, at their sole cost and expense, shall execute and deliver, or cause to be executed and delivered, to the Purchaser such further instruments of sale, assignment, transfer and delivery and take such other action as the Purchaser may reasonably request in order to more effectively sell, assign, transfer and deliver the Assets to the Purchaser and consummate the transactions contemplated hereby and to afford to the Purchaser the benefit of the transactions contemplated hereby. Following the Closing, at the request of the Purchaser, the Seller and the Stockholder shall cooperate with the Purchaser in the preparation of any financial statements or tax returns and participate as witnesses in any lawsuit, investigation or administrative hearing involving the Seller, at no cost or expense to the Purchaser, other than reimbursement of the Seller's and the Stockholder's out of pocket expenses incurred as a result thereof.

     6.3  Disclosure.    Neither the Seller, the Stockholder, the
Purchaser, nor any of their respective employees, agents or representatives shall make any public disclosure or announcement concerning the transactions provided for herein without the consent of the Seller and the Purchaser, other than disclosures or announcements required, in the good faith judgment of the party making such disclosure or announcement, to be made by law, including any securities listing agreements (and, as to any such disclosures required by law, a copy shall be provided to the parties at least one business day prior to the dissemination thereof).

     6.4  Tax Matters.

          (a) Except as provided in Section 6.4(c) hereof, the Seller shall be responsible for the timely, accurate and complete payment of all Taxes and preparation of all Returns of the Seller for all Tax periods ending before, on or after the Closing Date.

          (b) The Stockholder and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Seller or the Assets as is reasonably necessary for the preparation of any Return for Taxes or claim for refund, the conduct of any audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of any Tax. The Stockholder and the Purchaser agree to
(i) retain all books and records with respect to Tax matters concerning the Seller and any taxable period beginning before the Closing Date until the expiration of the statute of limitations and any extensions thereof and (ii) give each other reasonable prior written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

          (c) All federal, state, local or foreign excise, sales, use, value added, transfer, stamp, documentary, filing, recordation, notarial and other similar taxes and fees that may be imposed or assessed as a result of the sale or transfer of the Assets to the Purchaser shall be borne by the Purchaser; provided, however, all such taxes and fees imposed with respect to the sale or transfer of the Owned Real Property, including all costs associated with transferring good and marketable title thereto, shall be shared equally by the Seller and the Purchaser.

     6.5 Prepaid Expenses. The Seller and the Stockholder covenant and agree to use their respective reasonable best efforts to obtain reimbursement or credit for any and all prepaid expenses included in the Assets. If any such reimbursements or credits are issued after the Closing, the Seller and the Stockholder shall pay such amounts to the Purchaser immediately upon the receipt thereof.

     6.6 Environmental Matters. The Purchaser covenants and agrees that the Seller and the Stockholder may conduct or cause to be conducted environmental studies and reviews upon any or all of the Property, at their sole cost and expense and for their sole benefit and use; provided such studies must be commenced within sixty (60) days from the Closing Date and provided, further, that the Seller and the Stockholder must give the Purchaser reasonable prior notice and conduct or cause to be conducted such studies in a manner so as not to interfere with the Purchaser's conduct and operation of its business. The Seller and the Stockholder shall have the right, at their sole cost and expense, to remedy or mitigate any environmental problem or other condition on the Property identified by such studies or reviews or in respect of which the Purchaser seeks indemnification pursuant to Section 9.2(a) hereof; provided, however, such remedial or mitigative action shall be taken with prior notice to and written consent of the Purchaser (which shall not be unreasonably withheld) and shall be conducted in such a manner so as not to interfere with the Purchaser's conduct and operation of its business. The Purchaser agrees to provide the Seller and the Stockholder with true and correct copies of any environmental studies, review and surveys that it conducts or causes to be conducted on any Property. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the Seller's and the Stockholder's indemnification obligations set forth in Section 9.2 hereof shall not in any way be limited or otherwise altered by the preparation, content or receipt by any party of such studies, reviews and surveys.

     The parties further acknowledge and agree that in the event the Purchaser determines, in its reasonable good faith judgment, that an environmental condition exists that if not remedied could become the basis of a third party claim for which the Purchaser would be entitled to indemnification hereunder, the Purchaser shall so notify the Stockholder promptly upon discovery thereof. Within seven days of such Purchaser's notice, the Stockholder shall notify the Purchaser that (i) it agrees with the Purchaser's assessment,
(ii) it disagrees with the Purchaser's assessment or (iii) it intends to hire an expert to assess the condition. The parties agree to negotiate in good faith for one week from the date of the Stockholder's response (or if the Stockholder hires an expert, for one week from the issuance of such expert's report or opinion) to attempt to determine the extent, if any, of the remedial action to be taken by the Purchaser and the Purchaser's and the Stockholder's respective obligations for such remedial action. If the parties are unable to so agree within such periods, the Purchaser and the Stockholder agree to submit the matter to binding arbitration, the cost of which shall be equally shared by the Purchaser and the Stockholder. The parties shall attempt to select a mutually agreeable arbitrator with knowledge of environmental matters. Failing such agreement, the parties shall each select an arbitrator who shall select a third arbitrator to arbitrate the matter. The parties agree to be bound by the determination of such arbitrator which determination shall address (i) if a violation of any of the Seller's or the Stockholder's representations, warranties or covenants in this Agreement has occurred (ii) the appropriate remedial action to be taken and (iii) the appropriate apportionment between the Purchaser and the Stockholder of the liability for such remedial action.

     Notwithstanding the foregoing the Stockholder agrees to pay, promptly upon receipt of invoices therefor, for the removal of five drums from the Property and contaminated soil from the Property known as Store No. 52.

     6.7 WARN Act. After the Closing, the Purchaser agrees to timely give all notices required to be given under the Worker Adjustment and Retraining Notification Act, as amended, with respect to all employees of the Seller and to indemnify the Seller and the Stockholder from and against any liability arising from the Purchaser's failure to so comply with such Act.

     6.8 Bulk Sales. The parties hereby waive compliance by the other parties hereto with the provisions of any so-called bulk transfer laws of any and all jurisdictions in connection with the sale and transfer of the Assets to the Purchaser.

     6.9 Employees of the Seller. The Seller agrees to retain the employment of all administrative employees of the Seller to the extent and for such time as the Purchaser so requests; provided, however that such time shall not extend beyond July 19, 1997. The Purchaser agrees to promptly reimburse the Seller for all of the costs it incurs in retaining such employees, after receipt of reasonably detailed invoices specifying the nature and amount of such costs. The Purchaser agrees to permit the employees of the Seller that it does decide, in its sole discretion, to hire to participate in the Purchaser's group medical plan and 401(k) plan, subject to the eligibility requirements contained in such plans.

                           ARTICLE VII

                           TERMINATION

     7.1  Termination by Either Party.   If the Closing has not
occurred hereunder (i) on or before June 15, 1997 or (ii) if the parties mutually agree in writing, on or before June 30, 1997, the obligation to consummate the transactions contemplated by this Agreement may be terminated and cancelled at any time prior to the Closing by either the Stockholder or the Purchaser, upon written notice to the other party; provided, that the party exercising such right is not then in material breach of any provision of this Agreement (disregarding, for purposes hereof, all qualifications and exceptions relating to materiality and material adverse effect contained in such provision). A termination or cancellation by any nonbreaching party under this Section 7.1 will not operate as a waiver by such party of any rights it may have to seek damages for a breach of this Agreement by the other party.

     7.2  Termination Upon Material Breach.   Either party hereto
may terminate this Agreement at any time prior to the Closing immediately upon a material breach by the other party hereto of any of its representations, warranties, covenants or agreements hereunder upon delivery of written notice thereof to such party; provided, that the party exercising such right is not then in breach of this Agreement. A termination or cancellation by any nonbreaching party under this Section 7.2 will not operate as a waiver by such party of any rights it may have to seek damages for a breach of this Agreement by the other party.

     7.3 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1 or 7.2 hereof, this Agreement shall become void and of no effect and there shall be no liability on the part of the parties hereto; provided, however, that Sections 6.3, 9.2, 10.2 and 10.4 hereof shall survive any termination and provided, further, that nothing herein shall relieve a party hereto from liability for a breach of any of its representations, warranties, agreements and covenants contained in this Agreement.

                          ARTICLE VIII

                   CLOSING DATE BALANCE SHEET

     8.1 Preparation of Closing Date Balance Sheet. Within forty-five (45) days following the Closing Date, the Purchaser shall cause to be prepared and delivered to the Stockholder a balance sheet of the Seller which shall set forth the assets and the liabilities of the Seller as at the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and in the same manner in which the Balance Sheet was prepared. Upon completion of the Closing Date Balance Sheet, the Purchaser shall calculate the net asset value of the Seller as of the Closing Date (the "Net Asset Value") by subtracting the Assumed Liabilities shown on the Closing Date Balance Sheet from the Assets (including those reflected on the Excess Book Value line item on the Closing Date Balance Sheet) shown on the Closing Date Balance Sheet. The Purchaser shall deliver such calculation and the Closing Date Balance Sheet to the Stockholder. The Seller and the Stockholder shall have the right, upon prior notice thereof, to have a designated representative present at any physical inventory conducted in connection with the preparation of the Closing Date Balance Sheet.

     8.2 Review and Resolution. The Stockholder shall, within thirty (30) days after receipt of the Closing Date Balance Sheet and the Net Asset Value calculation, complete its review thereof. In the event the Stockholder determines that the Closing Date Balance Sheet has not been prepared on the basis set forth in
Section 8.1 or otherwise objects to the calculations used in the preparation thereof, the Stockholder shall, on or before the last day of such thirty (30) day period, so inform the Purchaser in writing setting forth a detailed description of the basis of the Stockholder's determination and the adjustments to the Closing Date Balance Sheet and Net Asset Value calculation that the Stockholder believes should be made. If no objection is received from the Stockholder within such thirty (30) day period, the Net Asset Value, as calculated by the Purchaser, shall be final. If the Purchaser and the Stockholder are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Stockholder's objection within fifteen (15) days, they shall refer any disagreements to binding arbitration using a CPA Firm, the cost of which shall be shared equally by the Purchaser and the Stockholder. The parties agree to afford each other access to all books and records of the Seller and their respective related work papers reasonably necessary to prepare and review the Closing Date Balance Sheet.

     8.3 Adjustments to the Purchase Price. The Purchase Price shall be subject to adjustment on a dollar for dollar basis in the event and to the extent the Net Asset Value (as such may be adjusted pursuant to Section 8.2 hereof) differs from One Million Twenty-Five Thousand Dollars ($1,025,000) by more than Twenty-Five Thousand Dollars ($25,000). If such adjustment results in an increase to the Purchase Price (i.e. the Net Asset Value exceeds $1,050,000), the amount of such increase shall be added to the Incentive Purchase Price payable to the Seller for the annual period ending May 31, 2000; provided, however, if the Seller has earned the entire $500,000 of Incentive Purchase Price prior to such date, the increased amount of Purchase Price shall be paid to the Seller at the time the final payment of Incentive Purchase Price is payable to the Seller. If such adjustment results in a reduction to the Purchase Price (i.e. the Net Asset Value is less than $1,000,000), the amount of such reduction shall be deducted from the Incentive Purchase Price payable by the Purchaser to the Seller for the annual period ending May 31, 1998.

                           ARTICLE IX

   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     9.1 Survival of Representations and Warranties. The respective representations and warranties of the Seller, the Stockholder and the Purchaser contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the Closing Date for a period of two (2) years; provided, that the representations and warranties contained in Sections 2.7, 2.12, 2.13, and 2.23 shall survive for the applicable statute of limitations periods; and provided, further, that the representations and warranties contained in Section 2.23 shall terminate with regard to any parcel of Property at such time that the Purchaser sells to an entity unaffiliated with the Purchaser, in the case of the Owned Real Property, or abandons (or the lease in respect thereof expires or is terminated), in the case of leased Property, such parcel of property. In the event written notice of any claim for indemnification shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Each of the parties hereto agrees that it shall not be liable to any other party for any claim for indemnification under this Article IX in respect of a breach of a representation or warranty unless a written notice identifying such claim is delivered to the Indemnifying Party (as defined herein) by the Indemnified Party (as defined herein) on or prior to the applicable date on which such representation and warranty shall cease to survive hereunder.

     9.2  Indemnification.

           (a) The Seller and the Stockholder agree to jointly and severally indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents and "affiliates" (as such term is defined in Rule 405 of the Securities Act of 1933) from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character ("Losses") arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of the Seller or the Stockholder contained in this Agreement or in any Schedule, certificate, instrument or other document or agreement executed and delivered by the Seller or the Stockholder in accordance with this Agreement; (ii) any failure by the Seller or the Stockholder to perform or observe any covenant, agreement or condition to be performed or observed by either of them under this Agreement or under any schedule, certificate, instrument or other document or agreement executed by either of them in accordance with this Agreement; or (iii) any and all liabilities of the Seller or the Stockholder to any party other than the Purchaser not included in the Assumed Liabilities. The obligations of the Seller and the Stockholder to indemnify the Purchaser as herein stated shall survive the consummation of the transactions herein described. The Purchaser shall have the right to set-off and deduct from the Incentive Purchase Price payable to the Seller hereunder, the amounts due the Purchaser as indemnification pursuant to the terms hereof.

          (b) The Purchaser agrees to indemnify, defend and hold harmless the Seller and the Stockholder and their respective officers, directors, employees, agents and affiliates from and against any Losses arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of the Purchaser contained in this Agreement, in any Schedule, certificate, instrument or other document or agreement executed or delivered by the Purchaser in accordance with this Agreement; (ii) any failure by the Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or under any schedule, certificate, instrument or other document or agreement executed by it in accordance with this Agreement; or
(iii) the failure of the Purchaser to fully pay and discharge any Assumed Liability in accordance with its terms. The obligation of the Purchaser to indemnify the Seller and the Stockholder as herein stated shall survive the consummation of the transactions herein described.

          (c) If the Purchaser believes that a matter has occurred that entitles it to indemnification under Section 9.2(a) (other than matters covered by subsection (d) below) or the Seller or the Stockholder believe that a matter has occurred that entitles it to indemnification under Section 9.2(b) (other than matters covered by subsection (d) below), the Purchaser or the Seller or the Stockholder, as the case may be (the "Indemnified Party"), shall give prompt written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an "Indemnifying Party") describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its Losses and to supplement its claim from time to time thereafter by further notices as they are established. The Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position with respect thereto in reasonable detail. If such Indemnifying Party does not respond within such thirty (30) day period, it will be deemed to have accepted the Indemnified Party's indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute. Upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Miami, Florida to a member of the American Arbitration Association mutually appointed by the Indemnified and Indemnifying Parties (or, in the event the Indemnified and Indemnifying Parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto to all fees and disbursements of such arbitrator or arbitrators and reasonable attorney's fees, costs and expenses incurred by the prevailing party in such arbitration.

          (d) If a third person asserts a claim against an Indemnified Party in connection with a matter giving rise to indemnification rights hereunder, the Indemnified Party shall promptly (but in no event later than ten (10) days prior to the time at which an answer or other responsive pleading or notice with respect to the claim is required) notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to pursue the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing, will be responsible for the expenses of such defense, may take all steps to defeat, settle or compromise such claim and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle such claims without prior written notice to and consultation with the Indemnified Party, and no such settlement by the Indemnifying Party involving any injunction or material and adverse effect on the Indemnified Party may be agreed to without the Indemnified Party's consent. As long as the Indemnifying Party is diligently contesting or seeking to settle any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend or settle such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest or seek to settle such claim, then the Indemnified Party may conduct the defense and proceed with such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims, and the defending party shall have reasonable access to records, information and personnel in control of the other party which are pertinent to the defense thereof.

          (e) The right to indemnification, payment of damages or any other remedy based on the representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted or any knowledge acquired, whether before or after the execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, in the event the Purchaser acquires actual knowledge of a breach of a representation, warranty, covenant or agreement prior to the Closing and determines to consummate the transactions contemplated by this Agreement, the Purchaser shall be precluded from seeking indemnification for any Loss resulting from such breach to the extent of the Purchaser's knowledge thereof. The parties acknowledge and agree that the indemnification provisions set forth in this Article IX shall be their sole and exclusive remedy and recourse with respect to any and all claims relating to or arising out of the subject matter of this Agreement; provided; however, the parties may seek any remedy available to them, in equity or at law, for any cause of action based on fraud.

          (f) The maximum liability of the Seller and the Stockholder for indemnification under Section 9.2(a)(i) and (ii) hereof shall not exceed the sum of the Purchase Price and the Incentive Purchase Price actually paid to the Seller. The maximum liability of the Purchaser for indemnification under Section 9.2(b) shall not exceed the amount of the Assumed Liabilities.

          (g) In determining the amount of Losses that an Indemnified Party has incurred, such Losses shall be calculated net of any third party insurance proceeds received by and/or any tax benefits accruing to the Indemnified Party in respect of such Losses.

          (h) Neither the Purchaser, the Seller nor the Stockholder shall be entitled to any indemnification hereunder in respect of any Loss if, and only to the extent that, the condition or event giving rise to such Loss is reflected in any Purchase
Price adjustment made pursuant to Article VIII hereof.

          (i) Each of the Purchaser, the Seller and the Stockholder hereby waive any right to punitive damages that it might otherwise have in connection with a breach by the other party hereto of its obligations hereunder.

                            ARTICLE X

                          MISCELLANEOUS

     10.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of any party (or words of similar import), it shall mean the actual knowledge of the executive officers of such party, after they have made such due and diligent inquiry as they deem necessary and appropriate as to the matters that are the subject of such representations and warranties.

     10.2 Professional Expenses. The Seller and the Stockholder, on the one hand, and the Purchaser, on the other hand, shall each pay all of its own professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its respective counsel, financial advisers, investment bankers and accountants, whether or not the transactions contemplated hereby are consummated.

     10.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to conflicts of laws principles.

     10.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the appropriate courts of the State of Florida or the United States District Court for the Southern District of Florida. By execution and delivery of the Agreement, each of the parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts, waives any objection to venue therein and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Process in any such proceeding may be served on any party hereto anywhere. The prevailing party in any such proceeding shall be entitled to an award of its attorney's fees, paralegal fees, costs and expenses incurred at the trial and appellate levels and in any proceedings in Bankruptcy Court. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS WAIVED.

     10.5 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or other department or agency thereof.

     10.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     10.7 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by express mail or by registered or certified mail, postage prepaid, addressed as follows:

          (i)  If to the Purchaser:

               Morgan Tire & Auto, Inc.
               2021 Sunnydale Boulevard
               Clearwater, Florida  34625
               Attention:  Larry C. Morgan, Chairman

                    with a copy to:

               W. Thompson Thorn III, Esquire
               Shumaker, Loop & Kendrick, LLP
               101 East Kennedy Boulevard
               Post Office Box 172609
               Tampa, Florida 33672-0609

          (ii) If to the Stockholder or the Seller:

               Acorn Venture Capital Corporation
               100 Park Avenue, 23rd Floor
               New York, New York 10017
               Attention: Stephen A. Ollendorff

                    with a copy to:

               Stephen R. Connoni, Esquire
               Hertzog, Calamari & Gleason
               100 Park Avenue
               New York, New York 10017

or such other address as shall be furnished in writing by any such party in accordance with this Section 10.7, and such notice or communication shall be deemed to have been given as of the date so personally delivered or received by mail.

     10.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided, however, the Purchaser may assign its rights and obligations hereunder to any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement. Nothing expressed or referred to herein is intended or shall be construed to give any other person any legal or equitable right, remedy or claim hereunder.

     10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

     10.10 Entire Agreement. This Agreement, including the Schedules, certificates and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings (oral or written) between the parties with respect to such subject matter; provided, however, the Confidentiality and Non-Solicitation Agreement dated April 30, 1997 between the Purchaser and the Stockholder shall remain in full force and effect in accordance with its terms. The parties hereto acknowledge and agree that the only representations and warranties made by the parties in connection with the transactions contemplated hereby are those expressly made in writing herein (including the Disclosure Schedule and the certificates and other agreements delivered in accordance herewith). No oral representations or warranties have been made or implied by any party hereto.

     10.11 Amendments; Waivers. This Agreement may only be amended by an agreement in writing signed by the Purchaser, the Seller and the Stockholder. Neither the failure nor any delay by any party in exercising any right hereunder will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

     10.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. Any provision held invalid, illegal or unenforceable in part will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

     10.13 Rules of Construction. The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                              MORGAN TIRE & AUTO, INC.



                              By:  Larry C. Morgan
                                 --------------------------------
                                   Larry C. Morgan
                                   Chairman and Chief
                                   Executive Officer



                              ACORN VENTURE CAPITAL CORPORATION



                              By:  Edward N. Epstein
                                 --------------------------------
                                   Edward N. Epstein, President



                              AUTOMOTIVE INDUSTRIES, INC.



                              By:  Orland M. Wolford
                                 -------------------------------
                                   Orland M. Wolford, President